Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, included in Post-Effective Amendment No. 52 to the Registration Statement (Form N-1A, No. 333-29337) of State Street Institutional Funds.

We also consent to the incorporation by reference into the Statement of Additional Information of our reports, dated November 25, 2019, with respect to the financial statements and financial highlights of State Street Institutional International Equity Fund, State Street Institutional Premier Growth Equity Fund, State Street Institutional Small-Cap Equity Fund, State Street Institutional U.S. Equity Fund and State Street Active Core Bond Fund included in the September 30, 2019 Annual Report of State Street Institutional Funds.

/s/ Ernst & Young

Boston, Massachusetts

January 24, 2020